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                                                                   EXHIBIT 10.42






                              INTELLECTUAL PROPERTY
                                OPTION AGREEMENT

                                 BY AND BETWEEN

                                 MARK THATCHER,

                                  AN INDIVIDUAL

                                       AND

                          DECKERS OUTDOOR CORPORATION,

                             A DELAWARE CORPORATION









Information contained in sections 2.6(a), 2.6(b) and 2.6(c) of this agreement has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.






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                                TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
RECITALS                                                                               1

ARTICLE 1 DEFINITIONS                                                                  1

ARTICLE 2
        RIGHT TO PURCHASE                                                              2
        2.1    Licensee's Exclusive Right to Purchase                                  2
        2.2    Licensee's Offer Notice                                                 2
        2.3    Failure of Licensee to Complete Purchase                                2
        2.4    Right of Licensor to Purchase                                           2
               (a)    Licensor's Purchase of Licensee's Interest                       2
        2.5    Licensee's Exclusive Right to "Lock-up"Negotiations with Licensor       2
        2.6    Purchase Price and Terms                                                2
               (a)    Purchase Price of Licensed Intellectual Property During First
                      Exclusive Option Period                                          3
               (b)    Purchase Price of Licensed Intellectual Property During Second
                      Exclusive Option Period                                          3
               (c)    Purchase Price of Licensee's Interest                            3
               (d)    Audit and Verification                                           3
               (e)    No Terms                                                         3
        2.7    Obligations of Licensor and Licensee                                    3
               (a)    Obligations of Licensor                                          3
               (b)    Obligations of Licensee                                          4
        2.8    Closing                                                                 4
        2.9    Termination                                                             4
        2.10   Noncompetition by Licensor                                              4
        2.11   Existing Licensing Arrangements                                         5
        2.12   Employment Agreements                                                   5

ARTICLE 3
        OTHER PROVISIONS                                                               5
        3.1    Severability                                                            5
        3.2    Non-waiver                                                              5
        3.3    Permission Needed to Assign or Sublicense                               5
        3.4    Form of Notice to Parties                                               5
        3.5    Notice of Actions Being Brought                                         6
        3.6    Precedence                                                              6
        3.7    Survival of Obligations                                                 6
        3.8    Integration                                                             6
        3.9    Arbitration                                                             7
        3.10   Jurisdiction                                                            7



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
        3.11   Applicable Law                                                          7
        3.12   Headings                                                                7
        3.13   Remedies Cumulative                                                     7
        3.14   Independent Contractor Status                                           7
        3.15   Rights of Licensor's Successors in Interest                             7
        3.16   Construction                                                            8
        3.17   Limitation on Rights of Others                                          8
        3.18   Limitations on Special Damages                                          8
        3.19   Counterparts                                                            8

EXHIBIT A
        ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT B
        EMPLOYMENT AGREEMENT WITH MARK THATCHER

EXHIBIT C
        EMPLOYMENT AGREEMENT WITH JOHN KALINICH



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                     INTELLECTUAL PROPERTY OPTION AGREEMENT

        This Intellectual Property Option Agreement (the "Agreement") is made this 7th day of June, 1999, by and between Mark Thatcher, an individual, residing at 1245 Cochran Avenue, Flagstaff, Arizona 86001 ("Licensor") and Deckers Outdoor Corporation, a Delaware corporation with its principal place of business located at 495-A South Fairview Ave., Goleta, California 93117 ("Licensee") with reference to the following facts:

                                    RECITALS

        A. Concurrently with the entry into this Agreement, Licensor and Licensee have entered into that certain Teva License Agreement (the "License Agreement"), which provides Licensee with a license to use certain Licensed Intellectual Property (as that term is defined in the License Agreement) owned by Licensor in connection with the manufacture and sale of footwear under the Teva(R) brand name.

        B. Pursuant to the provisions of the License Agreement, Licensor has retained all ownership rights in the Licensed Intellectual Property.

        C. In connection with its entry into the License Agreement, Licensee desires to obtain, and Licensor is willing to grant to Licensee on the terms provided herein, an option to purchase the Licensed Intellectual Property.

        NOW, THEREFORE, for and in consideration of the above set forth recitals, and the mutual covenants hereinafter provided and other good and valuable consideration, Licensor and Licensee agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        All capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the License Agreement.

        1.1 "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization as determined in accordance with generally accepted accounting practices applied on a consistent basis.

        1.2 "Licensee's First Exclusive Option Period" shall mean the period beginning on January 1, 2000 through and including December 31, 2001.

        1.3 "Licensee's Second Exclusive Option Period" shall mean the period beginning on January 1, 2006 through and including December 31, 2008.

        1.4 "Licensee's Interest" shall mean Licensee's entire interest in and to the License Agreement.


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        1.5 "Licensor's Exclusive Option Period" shall mean the period beginning
January 1, 2010 through and including December 31, 2011.

        1.6 "Lock-up Period" shall mean the period beginning January 1, 2009 through and including December 31, 2009.

                                    ARTICLE 2
                                RIGHT TO PURCHASE

        2.1 Licensee's Exclusive Right to Purchase. During either the Licensee's First Exclusive Option Period or the Licensee's Second Exclusive Option Period and provided that Licensee has remained in compliance with all provisions of the License Agreement at all times during the Term of the License Agreement, Licensee shall have the right to purchase from Licensor, and Licensor shall sell to Licensee, all, but not less than all, of the Licensed Intellectual Property, at the purchase price and on the terms provided in Section 2.6(a) of this Agreement.

        2.2 Licensee's Offer Notice. The Licensee must first give written notice ("Licensee Notice") to the Licensor of Licensee's exercise of its option to purchase all of the Licensed Intellectual Property prior to the conclusion of the Licensee's Exclusive Option Period.

        2.3 Failure of Licensee to Complete Purchase. Should Licensee exercise its purchase option pursuant to this Agreement and subsequently fail to complete such purchase within the time allotted for Closing pursuant to Section 2.8 of this Agreement, this Agreement, in its entirety, shall automatically become null and void, and Licensee shall have no further opportunity to purchase the Licensed Intellectual Property.

        2.4 Right of Licensor to Purchase. If Licensee does not exercise the purchase option given pursuant to Section 2.1 of this Agreement during Licensee's Exclusive Option Period, then during the Licensor's Exclusive Option Period, Licensor may elect to purchase the Licensee's Interest for the purchase price and on the terms provided in Section 2.6(b) of this Agreement.

               (a) Licensor's Purchase of Licensee's Interest. At any time during the Licensor's Exclusive Option Period, Licensor may deliver to Licensee a written notice (the "Licensor's Notice") stating the Licensor's intention to purchase the Licensee's Interest for the purchase price and on the terms provided in Section 2.6(b) of this Agreement. Licensee shall then be obligated to sell the Licensee's Interest to Licensor in accordance with this Agreement.

        2.5 Licensee's Exclusive Right to "Lock-up" Negotiations with Licensor. During the Lock-up Period, Licensee has the exclusive right to negotiate with Licensor to purchase all of Licensor's Licensed Intellectual Property. During the Lock-up Period, Licensor is prohibited from negotiating with any third parties or accepting any other purchase offer.


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        2.6    Purchase Price and Terms.

               (a) Purchase Price of Licensed Intellectual Property During First Exclusive Option Period. If Licensee is to purchase the Licensed Intellectual Property during the Licensee's First Exclusive Option Period pursuant to Section 2.1, the purchase price paid for the license on the Intellectual Property shall be (i) a cash payment in an amount which is the greater of (x) - * - of Net Sales for all Licensed Products and other Teva products made by Licensee, Licensor, and any third party (excluding any such sales by Licensee to Licensor to avoid "double counting") ("Aggregated Net Sales") of the calendar year since January 1, 2000 (except in the event that Licensee exercises its option to purchase the Licensor's Intellectual Property during calendar year 2000, in which event the Aggregate Net Sales for year ending December 31, 1999 shall be used) with the highest Aggregated Net Sales or (y) - * - ; (ii) - * - shares of the Licensee's common stock (the "Option Execution Shares"); and (iii) options to purchase - * - shares of the Licensee's common stock (the "Options") at an exercise price equal to the average closing price of Licensee's common stock over the 30 day period prior to Licensee's exercise of its option to purchase the Licensed Intellectual Property. The Options shall expire on the tenth anniversary of the purchase of the Licensed Intellectual Property.

               (b) Purchase Price of Licensed Intellectual Property During Second Exclusive Option Period. If Licensee is to purchase the Licensed Intellectual Property during the Licensee's Second Exclusive Option Period pursuant to Section 2.1, the purchase price to be paid for the Licensed Intellectual Property shall be calculated by multiplying (i ) the average of the Aggregated Net Sales for the two calendar years since January 1, 2000 with the highest Aggregate Net Sales by (ii) - * -.

               (c) Purchase Price of Licensee's Interest. If Licensor is to purchase the Licensee's Interest pursuant to Section 2.4, the purchase price to be paid for the Licensee's Interest shall be calculated by multiplying (i) the average of the EBITDA earned by Licensee under the License Agreement for the two calendar years since January 1, 2000 with the highest EBITDA by (ii) - * - .

               (d) Audit and Verification. The amounts of Net Sales or EBITDA used for purposes of any calculation pursuant to this Article 2 shall be subject to audit and verification by an independent certified public accounting firm selected jointly by Licensor and Licensee, whose determination shall be conclusive. Licensor and Licensee shall bear equally the cost of any such audit and verification.

               (e) No Terms. Unless otherwise agreed by Licensor and Licensee, payment of the purchase price for any transfer made pursuant to this Agreement shall be


* Pursuant to a request for confidential treatment, this information has been omitted and filed separately with the Securities and Exchange Commission.


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by wire transfer of immediately available funds within ninety (90) days of notice of exercise of such right as directed by the selling party, and the selling party shall have no obligation to provide terms or financing of the purchase price.

        2.7 Obligations of Licensor and Licensee.

               (a) Obligations of Licensor. Should Licensee elect to exercise any of its rights to purchase the Licensed Intellectual Property from Licensor pursuant to Article 2 of this Agreement, then upon Licensee's payment of the Purchase Price to Licensor in accordance with this Agreement, Licensor agrees that he will execute, acknowledge and deliver any bills of sale, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Licensee, including the Assignment and Assumption Agreement attached hereto as Exhibit A, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Licensee, for the purpose of selling, conveying and confirming to Licensee, or reducing to possession, the Licensed Intellectual Property to be sold and conveyed pursuant to the option granted by this Agreement. If requested by Licensee, Licensor further agrees to prosecute or otherwise enforce in its own name for the benefit of Licensee, any claims, rights or benefits that require prosecution or enforcement in such party's name. Any prosecution or enforcement of claims, rights or benefits under this Section 2.7 shall be solely at Licensee's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Licensor. Upon Licensee's payment of the purchase price, the License Agreement shall immediately terminate, and neither Licensor nor Licensee shall have any further obligations under the License Agreement.

               (b) Obligations of Licensee.

                      (i) Should the Licensee elect to exercise its right to purchase the Licensed Intellectual Property from Licensor during the Licensee's First Exclusive Option Period, Licensee shall nominate and effect the election of Licensor. In addition, Licensor shall be entitled to have one additional person attend meetings of the Board of Directors of Licensee in an ex officio, advisory, non-voting capacity.

                      (ii) Should Licensor elect to exercise his right to purchase the Licensed Intellectual Property from Licensor pursuant to Article 2 of this Agreement, then upon Licensor's payment of the Purchase Price to Licensee in accordance with this Agreement, the License Agreement shall immediately terminate, and neither Licensor nor Licensee shall have any further obligations under the License Agreement.

        2.8 Closing. The closing for the purchase of the Licensed Intellectual Property or the Licensee's Interest shall take place at a mutually acceptable time at the principal place of business of the Licensor within ninety (90) days after the receipt of the purchasing party's notice by the selling party.

        2.9 Termination. This Agreement shall automatically terminate and all rights contained herein shall automatically terminate if the License Agreement is terminated for


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any reason, or if the License Agreement is not renewed at the end of the initial term, any Renewal Term, or any Annual Period.

        2.10 Noncompetition by Licensor. Following a purchase of Licensed Intellectual Property pursuant to this Agreement, during the time period during which Licensor is an employee of Licensee and two years thereafter, Licensor agrees not to engage in Competitive Activity or to perform the same or similar services as rendered hereunder for any person or entity other than Licensee, and not to take any employment or engagement in which Licensor would reasonably be expected to call upon, use or disclose any rights hereby licensed unless, prior to proposing to perform such services or take such employment, Licensor shall:
(a) provide written notice to Licensee identifying all parties and locations involved; and (b) respond in writing, with particularity, to any written inquiry by Licensee mailed within ten (10) calendar days of receipt of said written notice regarding the presence or absence of particular features or concepts in the proposed services or employment; and (c) deliver to Licensee a written certification signed by Licensor that no Confidential Information shall be disclosed or used, and that Licensor's activities shall not violate any provision of this Agreement.

        2.11 Existing Licensing Arrangements. Licensee acknowledges and agrees that Licensor may enter into non-footwear license arrangements while this Agreement is in effect and that the purchase of the Licensed Intellectual Property pursuant to this Agreement shall be effected subject to licensing arrangements Licensor has entered into as of the date of purchase pursuant to this Agreement.

        2.12 Employment Agreements. Upon purchase of the Licensed Intellectual Property pursuant to this Agreement, Licensee shall execute five year employment agreements with Mark Thatcher and John Kalinich in the form attached hereto as Exhibit B and Exhibit C, respectively.

                                    ARTICLE 3
                                OTHER PROVISIONS

        3.1 Severability. If any provision or any portion of this Agreement shall be construed to be illegal, invalid or unenforceable, such provision shall be deemed stricken and deleted from this Agreement to the same extent and effect as if never incorporated herein. All other provisions of this Agreement and remaining portion of any provision which is not found to be illegal, invalid or unenforceable in part shall continue in force and effect.

        3.2 Non-waiver. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any acts other than those specifically referred to herein. Licensee specifically acknowledges and agrees that the prior forbearance in respect of any act, term or condition shall not prevent Licensor from subsequently requiring full and complete compliance thereafter.

        3.3 Permission Needed to Assign or Sublicense. Licensee shall not assign or


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sublicense this Agreement or any interest therein, or any part of this Agreement without Licensor's prior written consent. However, Licensor may assign its rights and obligations under this Agreement to any successor without the consent of Licensee, so long as such successor agrees to be liable for any obligations, financial or otherwise, arising from this Agreement.

        3.4 Form of Notice to Parties. All notices hereunder shall be in writing and given by registered mail, traceable overnight express mail such as Federal Express, facsimile, cable or telex addressed to the parties at the addresses recited in this Agreement or to such other address of which either party shall advise the other in writing. Notices will be deemed given on the date it is sent.

        If to Licensor:             Mark Thatcher
                                    P.O. Box 968
                                    Flagstaff, AZ 86002
                                    Facsimile (520) 779-6004

        With copies to:             George H. Lyons, Esq.
                                    Snell & Wilmer
                                    One Arizona Center
                                    Phoenix, AZ 85004
                                    Facsimile (602) 382-6070

                                    John Kalinich
                                    Teva Sport Sandals, Inc.
                                    P.O. Box 968
                                    Flagstaff, Arizona 86002
                                    Facsimile (520) 779-6004

        If to Licensee:             Douglas B. Otto
                                    Decker Outdoor Corporation
                                    495-A South Fairview Avenue
                                    Goleta, California 93117
                                    Facsimile (805) 967-7862

        With copies to:             Joseph E. Nida, Esq.
                                    Nida & Maloney, P.C.
                                    800 Anacapa Street
                                    Santa Barbara, California 93101
                                    Facsimile (805) 568-1955

        3.5 Notice of Actions Being Brought. Each party agrees to notify the other party immediately upon the commencement of any actions brought against a party whose outcome may affect the rights of the other party granted herein or under the License Agreements, and such other party shall have the right at its own expense to appear and defend such actions.


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        3.6 Precedence. In the event of conflict between the terms of this
Agreement and any other document, the terms of this Agreement shall govern, unless such other document expressly purports to modify this Agreement, and is signed by Licensor and Licensee.

        3.7 Survival of Obligations. The provisions of this Agreement, which by their very nature survive final acceptance under this Agreement shall remain in full force and effect after such termination.

        3.8 Integration. This Agreement represents the entire agreement between the parties respecting the subject matter hereof and supersedes all prior discussions, agreements and understandings of every kind and nature between them. No modification of this Agreement will be effective unless in writing, expressly purporting to modify this Agreement and signed by the party against whom enforcement is sought.

        3.9 Arbitration. All disputes, controversies and claims arising out of or relating to this Agreement or concerning the respective rights or obligations hereunder of the parties hereto except disputes, controversies and claims relating to this Agreement shall be settled and determined by arbitration in Phoenix, Arizona before the American Arbitration Association in accordance with and pursuant to the then existing Arbitration Rules. The arbitrators shall have the power to award fees and expenses to any party in any such arbitration and the courts shall have similar power with regard to injunctive relief sought by Licensor pursuant to Article 9 of the License Agreements. However, in any arbitration proceeding arising under this Agreement, the arbitrators shall not have the power to change, modify or alter any express condition, term or provision hereof in any respect, and to that extent the scope of their authority is expressly limited. The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction thereof. The service of any notice, process or motion or other document in connection with an arbitration under this Agreement or for the enforcement of any arbitration award hereunder may be effectuated in the manner in which notices are to be given to a party pursuant to this Agreement.

        3.10 Jurisdiction. In the event that a court action becomes necessary, the Licensor and Licensee consent to the jurisdiction of the courts of the State of Arizona, including all Arizona State Courts and all Federal Courts of the State of Arizona.

        3.11 Applicable Law. This Agreement will be construed in accordance with the laws of the State of Arizona.

        3.12 Headings. The headings of the Articles of this agreement are for convenience only and shall in no way limit or affect the term or conditions of this Agreement.

        3.13 Remedies Cumulative. All remedies available under the law and/or this Agreement for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any remedy shall not be deemed an election of such remedy to the exclusion of other remedies.


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        3.14 Independent Contractor Status. It is expressly understood that
Licensee and Licensor are contractors independent of one another, and that neither has the authority to bind the other to any third person or otherwise to act in any way as the representative of the other, unless otherwise expressly agreed to in a writing signed by both parties hereto. Licensor and Licensee shall each maintain complete control over their respective employees and all of their respective subcontractors and assume liability for such actions as would occur under the terms of this Agreement.

        3.15 Rights of Licensor's Successors in Interest. The rights of Licensor and the obligations of Licensee under this Agreement shall inure to the benefit of Licensor's nominees, successors and assigns.

        3.16 Construction. This Agreement has been submitted to the scrutiny of, and has been negotiated by, all parties hereto and their counsel, and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

        3.17 Limitation on Rights of Others. This Agreement is entered into between the parties for the exclusive benefit of the parties. This Agreement is not intended for the benefit of any creditor of any party or any other person. Except to the extent provided by applicable statute, and then only to that extent, no third party shall have any rights under this Agreement.

        3.18 Limitations on Special Damages. Except as provided herein, no party shall be liable to any other party by reason of this Agreement or for any damages arising out of any breach or termination of this Agreement, for any incidental, consequential, indirect, punitive, exemplary or special damages whether arising out of tort (including negligence), product liability, or otherwise, and whether or not such party has been advised of the possibility of such damage for any loss of prospective profits or incidental or special or consequential damages.

        3.19 Counterparts This Agreement may be executed in any number of counterparts, each of which sall be deemed an original, but all of which shall constitute one and the same instrument.


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        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above.

                                        LICENSOR:

                                        /s/     Mark Thatcher
                                        --------------------------------
                                        Mark Thatcher

                                        LICENSEE:

                                        DECKER OUTDOOR CORPORATION,
                                        a Delaware corporation

                                        /s/ Peter Benjamin
                                        --------------------------------
                                        By: Peter Benjamin
                                        Its: Chief Operating Officer



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